Exhibit 10.1

NEO FORM

RESTRICTED STOCK AGREEMENT

PURSUANT TO THE CITADEL

BROADCASTING CORPORATION 2010 EQUITY INCENTIVE PLAN

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Participant:

Grant Date:

Number of Shares of Restricted Stock Granted:

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THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Citadel Broadcasting Corporation, a Delaware corporation (the “Company”), and the Participant specified above, pursuant to the Citadel Broadcasting Corporation 2010 Equity Incentive Plan (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that the Company will grant the Restricted Stock provided for herein to the Participant;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the Restricted Stock hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Grant of Restricted Stock; Acceptance. The Company hereby grants to the Participant as of the Grant Date the number of shares of Restricted Stock specified above (the “Restricted Stock”). As set forth in Section 3, the Restricted Stock is subject to certain restrictions, which restrictions relate to the passage of time as a service provider of the Company and/or its Subsidiaries or Affiliates. Notwithstanding Section 15.2 of the Plan, this award of Restricted Stock must be accepted within thirty (30) days of the Grant Date by execution of this Agreement or it shall be forfeited for no consideration immediately upon the expiration of such thirty (30) day period. For the sake of clarity, the date of Participant’s acceptance of this award of Restricted Stock shall not in any way alter the Grant Date specified herein.

3. Vesting.

(a) Vesting. Except as otherwise provided in this Section 3, the Restricted Stock shall become unrestricted and vested on                  , 201  1 provided that the Participant is then employed by the Company or one of its Subsidiaries on such date; provided, however, that notwithstanding the foregoing, if the merger contemplated by the Agreement and Plan of Merger by and among the Company, Cumulus Media Inc., Cadet Holding Corporation and Cadet Merger Corporation, dated as of March 9, 2011 (the “Merger Agreement”) is consummated prior to                  , 201  2, (i) one-half (1/2) of the Restricted Stock shall vest on the date on which such merger is consummated (the “Closing Date”); and (ii) the remaining one-half (1/2) shall vest on the date that is six months after the Closing Date, provided that the Participant is then employed by the Company or one of its Subsidiaries on such date. In the event that the number of shares of Restricted Stock specified above is not equally divisible by two (2), then the additional share shall be added to the initial one-half (1/2) tranche that vests on the Closing Date.

(b) Certain Terminations. Any unvested portion of the Restricted Stock shall immediately vest upon a Termination (i) due to the Participant’s death, (ii) due to the Participant’s Disability, (iii) by the Company without Cause, or (iv) by the Participant for Good Reason.

(c) Change in Control. The Committee may, in its discretion, provide that any unvested portion of the Restricted Stock shall immediately vest upon a Change in Control; provided the Participant is continuously employed by the Company or its Subsidiaries through such date.

4. Forfeiture Upon Termination. Upon any Termination, any Restricted Stock that has not previously vested (determined after giving effect to any acceleration of vesting under Section 3) shall be forfeited and cancelled as of the date of such Termination.

5. Period of Restriction; Delivery of Shares. During the Period of Restriction, the Restricted Stock shall bear a legend as described in Section 8.4.2 of the Plan and the Company shall hold the Restricted Stock as escrow agent as set forth in Section 8.3 of the Plan. When shares of Restricted Stock awarded by this Agreement vest, the Participant shall be entitled to receive such Shares, and in connection with the delivery of the Shares pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company.

6. Dividends and Other Distributions. Participants holding Restricted Stock shall be entitled to receive all dividends and other distributions paid with

[1]	Insert date that is two year anniversary of grant date.
[2]	Insert date that is two year anniversary of grant date.

respect to such shares, provided that if any dividends or distributions are paid in Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.

7. Forfeiture For Breach of Covenants. In the event the Company determines that the Participant has materially violated any of the provisions set forth in Section 8 hereof, and has failed to cure such violation within fifteen (15) days of written notice that is given within thirty (30) days of the Company becoming aware of such violation, unless otherwise determined by the Company, the then unvested Restricted Stock shall immediately be terminated and forfeited for no consideration.

8. Restrictive Covenants. As a condition to the receipt of the Restricted Stock, the Participant agrees as follows:

(a) Confidentiality and Non-Disclosure Agreement. The Company and the Participant acknowledge and agree that during the Participant’s employment with the Company, the Participant will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. The Participant agrees that the obligations set forth in this Section 8 are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Participant that would result in serious adverse consequences for the Company and its Affiliates. For purposes of this Agreement, “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or its Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Participant’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Participant prior to his/her employment by the Company, shall not be considered Confidential Information.

(b) Non-Disclosure. During and after the Participant’s employment with the Company, the Participant will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Participant’s duties with the Company as determined reasonably and in good faith by the Participant. Anything herein to the contrary notwithstanding, the provisions of this Section 8(b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information; provided that prior to any such disclosure the

Participant shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Participant shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section 8(b).

(c) Materials. The Participant will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Participant will return to the Company all Confidential Information and copies thereof and all other property of the Company or any of its Affiliates at any time upon the request of the Company and in any event immediately after termination of the Participant’s employment. The Participant agrees to identify and return to the Company any copies of any Confidential Information after the Participant ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 8 shall prevent the Participant from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his/her compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to his/her employment.

(d) Conflicting Obligations and Rights. The Participant agrees to inform the Company of any apparent conflicts between the Participant’s work for the Company and any obligations the Participant may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(e) Enforcement. The Participant acknowledges that in the event of any breach or threatened breach of this Section 8, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Participant expressly waives. The Participant understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Participant agrees that each of the Participant’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement or any other agreement. All terms set forth in Section 8(a) through (e) of the Agreement shall survive any termination or expiration of this Agreement.

9. Non-transferability.

(a) Restriction on Transfers. Except as provided in Section (b) below, the unvested shares of Restricted Stock, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of such shares of Restricted Stock, or the levy of any execution, attachment or similar legal process upon such shares of Restricted Stock, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect.

(b) Permissible Transfers. During the Participant’s lifetime, the Participant may, with the consent of the Committee, transfer without consideration all or any portion of the unvested shares of Restricted Stock to one or more members of his/her Immediate Family, to a trust established for the exclusive benefit of one or more members of his/her Immediate Family, to a partnership in which all the partners are members of his/her Immediate Family, or to a limited liability company in which all the members are members of his/her Immediate Family.

10. Entire Agreement; Amendment. This Agreement, together with the Plan and the Participant’s Employment Agreement, dated                  , 201   (the “Employment Agreement”), contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. For the avoidance of doubt, Section 25 of the Employment Agreement is incorporated by reference into this Agreement. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

11. Acknowledgment of Participant. This award of Restricted Stock does not entitle Participant to any benefit other than that granted under this Agreement Any benefits granted under this Agreement are not part of the Participant’s ordinary salary or other compensation and shall not be considered as part of such compensation in the event of severance, redundancy or resignation.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

13. Withholding of Tax.

(a) General. The Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company (including, without limitation, authorizing withholding from payroll and/or any other amounts payable to the Participant), an amount sufficient to satisfy any federal, provincial, state, local and foreign taxes of any kind (including, without limitation, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock or the vesting of such Restricted Stock. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Restricted Stock.

(b) Shares Not Publicly Traded. Notwithstanding anything to the contrary in Section 13(a), in the event the Shares are not listed for trading on an established securities exchange on the date the Restricted Stock is required to be settled then the Company shall, at the request of the Participant, deduct or withhold Shares having a Fair Market Value equal to the minimum amount required to be withheld to satisfy any federal, state, local and foreign taxes of any kind (including, without limitation, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock or the vesting of such Restricted Stock.

14. No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

15. Notices. Any notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

(a) If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

(b) If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

16. Compliance with Laws. The issuance of the Restricted Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Restricted Stock pursuant to this Agreement if any such issuance would violate any such requirements.

17. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 9 hereof) any part of this Agreement without the prior express written consent of the Company.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

19. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

21. Severability. The invalidity or unenforceability of any provisions of this Agreement, including, without limitation, Section 8, in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22. Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement,

(a) At the Effective Time (as defined in the Merger Agreement), the Restricted Stock will be converted into the Cash Consideration, the Stock Consideration or the Mixed Consideration (each as defined in the Merger Agreement), and the Participant, as a holder of Restricted Stock, will have the election rights set forth in Section 1.6 of the Merger Agreement.

(b) At the Effective Time, each share of Restricted Stock held by the Participant immediately prior to the Effective Time will be deemed to constitute, on the same terms and conditions as provided in this Agreement, an award of the Cash Consideration, the Stock Consideration or the Mixed Consideration, as determined in accordance with such Section 1.6; provided, that any resulting fractional shares of Parent Class A Common Stock (as defined in the Merger Agreement) will be rounded down to the nearest share and there will be a payment calculated in the same manner as set forth in Section 2.5 of the Merger Agreement, on the date on which the Restricted Stock vests, of cash in lieu of any fractional share of Parent Class A Common Stock lost due to such rounding.

(c) Following the Effective Time, in the event of any conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement shall control.

23. [Section 280G. Notwithstanding anything to the contrary contained in this Agreement,

(a) If it shall be determined that any benefit provided to the Participant or payment or distribution by or for the account of the Company to or for the benefit of the Participant, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments that would be provided, paid or payable or distributed or distributable to the Participant pursuant to the terms of this Agreement shall be reduced prior to payment thereof so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided that such reduction shall only be made if such reduction results in a more favorable after-tax position for the Executive.

(b) Subject to the provisions of Section 23(c), all determinations required to be made under this Section 23, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Company prior to the change in ownership or effective control (as defined for purposes of Section 280G of the Code) of the Company (a “280G Change in Control”) (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there is scheduled to be a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a 280G Change in Control, the Participant shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) The following terms shall have the following meanings for purposes of this Section 23:

(i) “Base Amount” means “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(ii) “Parachute Value” of a Payment shall mean the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) “Safe Harbor Amount” means 2.99 times the Participant’s Base Amount.]

24. Definitions. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.

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NEO FORM

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

CITADEL BROADCASTING CORPORATION

By:
Name:
Title:

PARTICIPANT

Name:
Social Security Number: